Exhibit 99.1

Revlon Announces Completion of Rights Offering; Offering Fully
Subscribed by the Public

    NEW YORK--(BUSINESS WIRE)--June 20, 2003--Revlon, Inc. (NYSE:REV) today announced the completion of the rights offering the Company launched on May 16, 2003. Revlon also announced that the rights offering was fully subscribed by the public.
    Commenting on the announcement, Revlon President & CEO Jack Stahl stated, "I am delighted with this demonstration of support by our shareholders, as the Company continues to make progress on taking the actions necessary to strengthen the business for the future."
    The Company indicated that subscribers in the rights offering, other than MacAndrews & Forbes Holdings Inc., subscribed for 3,015,303 shares of Revlon's Class A common stock at $2.84 per share. Because the rights offering was fully subscribed by the public, MacAndrews & Forbes, Revlon's principal indirect shareholder, was not required to purchase any shares in excess of its pro-rata portion pursuant to its agreement to back stop the rights offering. Accordingly, MacAndrews & Forbes purchased a total of 14,590,347 shares of Revlon's Class A common stock at $2.84 per share in a private placement directly from Revlon, representing the number of shares that it would otherwise have been entitled to purchase pursuant to its basic subscription privilege in the rights offering (which was approximately 83% of the shares offered in the rights offering).
    As a result of these transactions, Revlon issued a total of 17,605,650 shares of its Class A common stock, increasing the number of outstanding shares of Revlon's Class A common stock to 38,121,785 and the total number of shares of common stock outstanding, including the Company's existing 31,250,000 shares of Class B common stock, to 69,371,785, with MacAndrews & Forbes continuing to own 83% of Revlon's total common stock outstanding.

    About Revlon

    Revlon is a worldwide cosmetics, skin care, fragrance and personal care products company. The Company's vision is to become the world's most dynamic leader in global beauty and skin care. A Web site featuring current product and promotional information can be reached at www.Revlon.com and www.Almay.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R) and Mitchum(R).

    CONTACT: Investor Relations Contact For Revlon:
             Maria A. Sceppaguercio, 212/527-5230
                 or
             Media Contact For Revlon:
             Catherine Fisher, 212/527-5727